EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RADCOM Ltd. 2013 Share Option Plan, as amended, of our reports dated March 25, 2021, with respect to the consolidated financial statements of RADCOM Ltd. and the effectiveness of internal control over financial reporting of RADCOM Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 25, 2021.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
November 12, 2021	A Member of EY Global